UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 24, 2008

IMAGE ENTERTAINMENT, INC.
 (Exact name of registrant as specified in its charter)

Delaware	000-11071	84-0685613
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20525 Nordhoff Street, Suite 200, Chatsworth, California	91311
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (818) 407-9100

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On June 24, 2008, Image Entertainment, Inc., a Delaware Corporation (the “Company” or “Image”), BTP Acquisition Company, LLC (“BTP”) and its affiliates entered into a Settlement Agreement and Mutual Release (“Settlement Agreement”).  Pursuant to this agreement, Image and all “CT1 Parties” (including CT1 Holdings, Capitol Films US, ThinkFilm, BTP, and David Bergstein) released each other from all claims pertaining to the merger agreement and the Distribution Agreement (each among Image and various parties to the Settlement Agreement), and dismissed with prejudice all related lawsuits and actions in Los Angeles Superior Court, Delaware Court of Chancery and the JAMS arbitration.

Pursuant to the Settlement Agreement, the $3 million held in trust in connection with certain extensions to the merger agreement was disbursed $2 million to Image and $1 million plus accrued interest to BTP. As part of the settlement, the parties agreed not to pursue the disposition of any of the contested termination or business interruption fees.

Simultaneous with the execution of the Settlement Agreement, the parties amended their existing Distribution Agreement and an interim agreement to provide terms for Image to continue distribution of certain ThinkFilm and Capitol titles that Image had acquired under the original Distribution Agreement.

Unless otherwise required by law, the Company disclaims any obligation to release publicly any updates or any changes in its expectations or any change in events, conditions, or circumstances on which any forward-looking statements are based.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Exhibit Description
10.1	Settlement Agreement and Mutual Release, dated as of June 24, 2008. (Portions of this exhibit have been omitted pursuant to a request for confidential treatment.)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMAGE ENTERTAINMENT, INC.

Dated: June 30, 2008

By: /s/ MICHAEL B. BAYER
       Name Michael B. Bayer
       Title: Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Exhibit Description
10.1	Settlement Agreement and Mutual Release, dated as of June 24, 2008. (Portions of this exhibit have been omitted pursuant to a request for confidential treatment.)